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RISE GOLD COMPLETES $3.5M FINANCING

April 19, 2018 – Vancouver, British Columbia – Rise Gold Corp. (CSE: RISE, OTCQB: RYES) (“Rise Gold” or the “Company”) is pleased to announce that it has completed the non-brokered private placement announced in its April 11, 2018 news release (the “Financing”).

The Company raised a total of $3,516,100 through the sale of 35,161,000 units (each a “Unit”) at $0.10 per Unit where each Unit consists of one share of common stock (a “Share”) and one share purchase warrant (a “Warrant”). Each Warrant entitles the holder to acquire one additional Share at an exercise price of $0.15 until April 18, 2021. All securities issued pursuant to the Private Placement will be subject to statutory hold periods in accordance with applicable United States and Canadian securities laws. The Company will use the proceeds from the Private Placement for the advancement of its Idaho-Maryland Gold Project and for general working capital.

The Company paid a finder’s fee to Leede Jones Gable Inc. in the amount of $2,100 cash and 21,000 finder’s warrants exercisable at a price of $0.15 per share until April 18, 2020.

Southern Arc Minerals Inc. (“Southern Arc”), a company listed on the TSX Venture Exchange, has made a strategic investment in the Company through the purchase of 20,000,000 Units of the Financing.  Southern Arc has advised the Company that as a result of its purchase of Units, it now owns approximately 17.23% of the Company’s post-closing issued and outstanding shares of common stock.  The securities offered have not been registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), or any state securities laws and may not be offered or sold absent registration or compliance with an applicable exemption from the registration requirements of the U.S. Securities Act and applicable state securities laws.

About Rise Gold Corp.

Rise Gold is an exploration-stage mining company. The Company’s principal asset is the historic past producing Idaho-Maryland gold mine located in Nevada County, California, USA. The Idaho-Maryland gold mine is one of the United States’ greatest past producing gold mines with total past production of 2,414,000 oz of gold from 1866-1955. Rise Gold is incorporated in Nevada, USA and maintains its head office in Vancouver, British Columbia, Canada.

On behalf of the Board of Directors:

Benjamin Mossman

President, CEO and Director

Rise Gold Corp.

For further information, please contact:

RISE GOLD CORP

Suite 650, 669 Howe Street

Vancouver, BC V6C 0B4

T: 604.260.4577

info@risegoldcorp.com

www.risegoldcorp.com

The CSE has not reviewed, approved or disapproved the contents of this news release.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of applicable securities laws. Forward-looking statements are frequently characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate” and other similar words or statements that certain events or conditions “may” or “will” occur.  Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to risks, uncertainties and assumptions related to certain factors including, without limitation, the exercise of warrants of Rise Gold, the appointment of certain directors, officers and technical advisors of Rise Gold. and the payment of finder’s fees.  Accordingly, readers should not place undue reliance on forward-looking statements and information contained in this release. Rise Gold undertakes no obligation to update forward-looking statements or information except as required by law.